Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 29, 2016, in the Registration Statement (Form S-4 No. 333-00000) of SBA Communications REIT Corporation and related Proxy Statement/Prospectus for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Certified Public Accountants

Boca Raton, Florida

September 29, 2016